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                                                                     Exhibit 4.5

                                                                  EXECUTION COPY

                        COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is made March 18, 1998 by and between John W. Staten, an individual residing in the State of Florida (the "Seller"), and Motorola, Inc., a Delaware corporation ("Motorola").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Common Stock

          1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Motorola agrees to purchase at the Closing (as defined below) and the Seller agrees to sell to Motorola at the Closing an aggregate of 25,000 shares of the common stock of Netspeak Corporation, a Florida corporation (the "Company"), $.01 par value per share, at a purchase price of $30.00 per share, for an aggregate purchase price of Seven Hundred and Fifty Thousand ($750,000.00) Dollars (the "Purchase Price"). The shares of common stock sold to Motorola pursuant to this Agreement shall be hereinafter referred to as the "Stock."

          1.2 Closing. The purchase and sale of the Stock shall take place at the office of the Company, on the date five business days after the satisfaction or waiver of the conditions to Closing set forth in Sections 4 and 5 hereof or at such other time and place as the Seller and Motorola mutually agree upon, orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Seller shall deliver to Motorola a certificate representing the Stock being purchased thereby against payment of the Purchase Price therefor, by wire transfer to the Seller's bank account or delivering a cashier's check made payable to the Seller.

      2. Representations and Warranties of Seller. The Seller represents and warrants to Motorola that:

          2.1 Resident. The Seller is an individual resident in the State of Florida.

          2.2 Ownership. The Stock is duly and validly authorized and issued and was issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the "Securities Act") and any relevant state securities laws or pursuant to valid exemptions therefrom. The Seller is the beneficial owner of the Stock and as of the Closing Date, the Seller will be the legal owner of the Stock. There are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Stock. As of the Closing Date, the Seller will have good and marketable title to the Stock, free and clear of all liens, charges, claims, security agreements, equities, options, pledges and encumbrances whatsoever. The Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver his shares of the Company hereunder, free and clear of all liens, charges, claims, security agreements, equities, options, pledges and encumbrances whatsoever; and upon delivery of and payment by Motorola of the Purchase Price in respect of the
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Stock pursuant to this Agreement, Motorola will acquire good and marketable title thereto, free and clear of all liens, charges, claims, security agreements, equities, options, pledges and encumbrances whatsoever.

          2.3 Independent Investigation. The Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the sale of his Stock. In making his investment decision to sale his Stock, the Seller has relied solely upon independent investigation made by him, including without limitation consultation with his legal, tax and/ or investment advisors prior to entering into this Agreement.

      3. Representations and Warranties of Motorola. Motorola represents and warrants to the Seller that:

          3.1 Authorization. All corporate action on the part of Motorola, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Motorola hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligations of Motorola, enforceable against Motorola in accordance with its terms, subject to applicable bankruptcy, moratorium and other laws affecting creditors rights generally and to the application by a court of general principles of equity.

          3.2 Available Information. Motorola has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.

      4. Conditions of Motorola's Obligations at Closing. The obligations of Motorola to the Seller under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

          4.1 Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true on and as of such Closing.

          4.2 Performance. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him on or before the Closing.

          4.3 Proceedings, Documents and Consents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to Motorola, and Motorola shall have received all such counterpart original and certified or other copies of such documents as Motorola may reasonably request, and all necessary regulatory, governmental and third party consents required in connection with the transactions contemplated hereunder shall have been obtained, including without limitation the expiration of any applicable waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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          4.4  Tender Offer.  The Tender Offer (the "Offer") contemplated by the certain Tender Agreement dated as of the date hereof by and between the Company and Motorola shall have been consummated and Motorola shall have purchased not less then 1,750,000 shares of Common Stock pursuant to the Offer.

      5. Conditions of the Seller's Obligations at Closing. The obligations of the Seller to Motorola under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

          5.1 Representations and Warranties. The representations and warranties of Motorola contained in Section 3 shall be true on and as of the Closing.

          5.2 Performance. Motorola shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.3 Proceedings, Documents and Consents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to Seller and all necessary regulatory, governmental and third party consents required in connection with the transactions contemplated hereunder shall have been obtained.

      6.  Termination.
          -----------

          6.1 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          (a) by mutual consent of Motorola and the Seller;

          (b) by Motorola or by the Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before June 30, 1998, or such later date as may have been agreed upon in writing by the parties hereto;

          (c) by Motorola or the Seller if any regulatory authority having jurisdiction over this matter shall disapprove of or seek to restrain the proposed transaction, including without limitation the Department of Justice or the Federal Trade Commission; or

          (d) by Motorola if the Offer expires or is terminated or withdrawn pursuant to its terms or less than 1,750,000 shares of Common Stock are purchased under the Offer;

          Any termination pursuant to this Section 6 shall not limit or restrict the rights or other remedies of any party hereto with respect to any breach prior to such termination.

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      7.  Miscellaneous.
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          7.1  Transfer; Successors and Assigns.  Neither this Agreement, nor any interest herein or any rights and obligations hereunder shall be assigned by the parties without the prior written consent of the other parties, except that Motorola may assign its rights and obligations hereunder to any 50% (or greater) owned subsidiary, direct or indirect, without the Seller's consent. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PROVISIONS THEREOF.

          7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not be considered in construing or interpreting this Agreement.

          7.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Seller and Motorola. Any amendment or waiver effected in accordance with this Section shall be binding upon each transferee of any Stock, each future holder of all such Stock; provided, however, that none of the conditions set forth in Section 4 hereof may be waived with respect to Motorola unless it consents thereto.

          7.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                            [signature page follows]

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          IN WITNESS WHEREOF, the parties have executed this Common Stock
Purchase Agreement as of the date first above written.
                                          /s/ John W. Staten
                                         ----------------------------
                                         John W. Staten


                                         MOTOROLA, INC.


                                         By: /s/ Stephen P. Earhart
                                            ---------------------------
                                         Title: Senior Vice President